Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 17, 2026

MicroVision, Inc.

18390 NE 68th Street

Redmond, WA 98052

Re: Registration Statement on Form S-3 (File No. 333-297430)

Ladies and Gentlemen:

We have acted as counsel to MicroVision, Inc., a Delaware corporation (the “Company”), in connection with its entry into the Securities Purchase Agreement, dated August 14, 2026, among the Company and the investors party thereto (the “Securities Purchase Agreement”) and the Placement Agency Agreement, dated August 14, 2026, between the Company and WestPark Capital, Inc. (the “Placement Agency Agreement”), pursuant to which the Company will issue and sell (i) 6,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) warrants to purchase 6,800,000 shares of Common Stock (the “Warrants”), pursuant to the above-referenced registration statement (the “Registration Statement”), the base prospectus included therein (the “Base Prospectus”) and the prospectus supplement dated August 14, 2026 (collectively with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.” The Shares, the Warrants and the Warrant Shares are covered by the Registration Statement. We understand that the Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner set forth in the Prospectus.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as described in the Prospectus, assuming a sufficient number of Warrant Shares are at the time available for issuance, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise or exchange of the Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP